201 South Main Street Suite 1800 Salt Lake City, Utah 84111-2218	Mark E. Lehman

Post Office Box 45898	Direct Dial
Salt Lake City, Utah	(801) 532-1234
84145-0898	E-Mail
Telephone 801 532-1234	MLehman@pblutah.com
Facsimile 801 536-6111

March 28, 2005

Board of Directors

UCN, Inc.

14870 Pony Express Road

Bluffdale, Utah 84065

Re:	Registration Statement on Form S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended, of a total of up to 1,000,000 shares of common stock (the “Shares”). The Shares are issuable on exercise of purchase rights that are or may be granted under your 2005 Employee Stock Purchase Plan.

As your legal counsel, we have examined the proceedings taken by you in connection with the Shares. We have assumed that the recipients of these securities under the plan will have paid the consideration required under the terms of the plan prior to the issuance of the securities, and that none of the services performed by the recipients shall be related to “capital raising” transactions. It is our opinion that the Shares proposed to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ PARSONS BEHLE & LATIMER
Parsons Behle & Latimer